Exhibit 99.1

B&G Foods Announces that Bill Herbes, EVP of Operations,
Plans to Retire in December 2019

PARSIPPANY, N.J., March 18, 2019 — B&G Foods, Inc. (NYSE: BGS) announced today that William F. Herbes, the Company’s Executive Vice President of Operations, plans to retire at the end of December 2019.  Mr. Herbes, age 64, has served as Executive Vice President of Operations since joining the Company in August 2009.

Commenting on Mr. Herbes’ retirement plans, Kenneth G. Romanzi, who currently serves as Executive Vice President and Chief Operating Officer and, as previously announced, will become B&G Foods’ next President and Chief Executive Officer on April 6, 2019, said, “Bill has been a very important member of our management team since joining B&G Foods almost ten years ago.  It has been a privilege to work with Bill and I am delighted that Bill has agreed to remain with B&G Foods through year end and partner with Erich Fritz, our Executive Vice President and Chief Supply Chain Officer, to continue to evolve our operations to become even more efficient and cost effective.”

Robert C. Cantwell, President and Chief Executive Officer of B&G Foods said, “Bill has been a tremendous contributor to B&G Foods’ growth over the past ten years.  Since assuming responsibility for our supply chain and manufacturing operations in 2009, our company’s net sales have more than tripled and our domestic and international sourcing and manufacturing operations and capabilities have greatly expanded.  Mr. Herbes has played an integral role in our growth, including through post-M&A integration of numerous manufacturing facilities, distribution centers and co-pack arrangements, including B&G Foods’ two largest manufacturing facilities.  Under Bill’s strong leadership, we also successfully established a frozen distribution network following our acquisition of the Green Giant brand and successfully outsourced our shelf-stable distribution network to a third-party logistics provider.  Over the years, Bill has also played a key role in our cost savings initiatives.  I am very pleased that Bill will continue with B&G Foods through the remainder of 2019 and wish him the best of luck in his retirement.”

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, Mrs. Dash, New York Style, Ortega, Polaner, SnackWell’s, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to the timing of Mr. Herbes’ planned retirement and our plans to continue to evolve our company’s operations to become even more efficient and cost effective.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on our international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866-211-8151	203-682-8214